Exhibit 4.79

Lease agreement INTERVEST NV – GALAPAGOS NV

English translation

OFFIC SPACE LEASE AGREMEENT

09/07/2025

BETWEEN

INTERVEST NV

Hereinafter the “Lessor”

En

GALAPAGOS NV

Hereinafter the “Lessee”

WITH REGARD TO

Office space at Mechelen Campus, Schaliënhoevedreef 20T, 2800 Mechelen

Lease agreement INTERVEST NV – GALAPAGOS NV

SUMMARY1

Involved parties

Lessor :INTERVEST NV

Lessee:GALAPAGOS NV

Leased Property

Adress: Schaliënhoevedreef 20T, 2800 Mechelen

Office space:1.732 m²

Parking (inside):25

Parking (outside) : 25

Duration and Termination

Lease Start Date:01/01/2026

Lease End Date:31/12/2034

Lease Term:3-6-9

Interim Termination Options :per 31/12/2028 and 31/12/2031

Notice Period :6 months

Rent, Guarantee, and Payment Obligations

Base Annual Rent :€ 250.250,00

Payment Frequency:per quarter

Rental Guarantee:€ 125.125,00

1 The provisions of the Lease Agreement shall prevail.

Lease agreement INTERVEST NV – GALAPAGOS NV

OFFICE SPACE LEASE AGREEMENT

BETWEEN

INTERVEST NV, a public regulated real estate company under Belgian law, with registered office at Uitbreidingstraat 66, 2600 Berchem, and company number 0458.623.918 (RPR Antwerp, Antwerp division), legally represented by two members of the executive committee (i) Fennec Mgmt BV, represented by Joël Gorsele, CEO en (ii) KADEGE CONSULT BV, represented by Kevin de Greef, CLO;

Hereinafter referred to as the "Lessor";

AND

GALAPAGOS NV, with registered office at Generaal De Wittelaan 11 box A3, 2800 Mechelen, company number 0466.460.429 (RPR Antwerp, Mechelen division), legally represented by Mr. Guy Peeters;

Hereinafter referred to as the "Lessee";

The Lessor and Lessee are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

The Parties expressly agree to enter into a lease agreement under the specific conditions listed below (the “Special Conditions”) and the attached general conditions (the “General Conditions”), which together form the lease agreement (the “Lease Agreement”).

Lease agreement INTERVEST NV – GALAPAGOS NV

A.	SPECIAL CONDITIONS

These Special Conditions take precedence over the General Conditions within the scope of their provisions.

Article 1. Leased Property

(See Article 1 of the General Conditions)

The Lessor hereby leases to the Lessee, who accepts:

In the Mechelen Campus office park located at Schaliënhoevedreef 20T, 2800 Mechelen, in building T (the “Building”):

(i)	866 m² gross leasable area (“GLA”), unit 7A, office space including share of common areas on the 7th floor (see plan in Annex 5)
(ii)	866 m² GLA, unit 8A+B, office space including share of common areas on the 8th floor (see plan in Annex 5)
(iii)	25 indoor parking spaces nos. 330–335, 406–414, and 415–424 (see plan in Annex 6)
(iv)	25 outdoor parking spaces nos. 365–376, 792–793, 799–800, 773–777, and 788–791 (see plan in Annex 7)

Hereinafter collectively referred to as the “Leased Property”.

Article 2. Purpose of the Leased Property

(See Article 2 of the General Conditions)

The Leased Property is exclusively intended to be used for its leased purpose, namely as office space, archive space, and parking spaces for passenger cars and small vans..

Article 3. Duur van de Huurovereenkomst

(See Article 3 of the General Conditions)

The Lease Agreement is concluded for a 3-6-9 year term, commencing on January 1, 2026 (00:00) (“Commencement Date”) and automatically expiring on December 31, 2034 (24:00).

Each Party has the right to terminate the Lease Agreement at the end of each interim three-year period by registered letter, sent at least six months before the end of the interim period, without any termination compensation being due. If neither Party exercises this termination right, the Lease Agreement will continue for a new three-year period.

The Parties expressly acknowledge that the minimum duration of 3 years is an essential condition of this Lease Agreement, without which the Lessor would not have entered into it.

Article 4. Rent

(See Article 4 of the General Conditions)

Lease agreement INTERVEST NV – GALAPAGOS NV

The rent is set as follows:

(i)	125,00 Euro/m²/year for the offices (including private and common areas), totaling €216,500.00/year; and
(ii)	900,00 Euro/year/indoor parking space, totaling €22,500.00/year; and
(iii)	450,00 Euro/ year/outdoor parking space, totaling €11,250.00/year.

Being 250.250,00 Euro/year of 62.562,50 Euro/quarter.

Hereinafter referred to as “Annual Rent” and the “Quarterly Rent”, and in general, the "Rent".

The Quarterly Rent is payable in advance in euros and must be credited to the Lessor’s account no later than January 1, April 1, July 1, and October 1 of each year.

Article 5. Lessee’s Share in Common Charges

(See Article 6 of the General Conditions)

In addition to the Rent mentioned in Article 4 of the Special Conditions, the Lessee shall pay, simultaneously with the Rent, an amount as an advance payment for their share in the common charges.

The advance on the charges, as stated in Article 6 of the General Conditions, amounts to €30.00/m² per year excluding VAT. On a quarterly basis, the provision will be invoiced including VAT.

Article 6. Draagkracht vloer Verhuurde Goed

(See Article 8 of the General Conditions)

The Lessee may not place a load on the floor of the Leased Property exceeding 300 kg/m², including the weight of partition walls, piping, furniture, etc.

Article 7. Ingaande plaatsbeschrijving

(See Article 10 of the General Conditions)

The Lessor and Lessee agree that, in deviation from Article 10 of the General Conditions, no new initial property description of the Leased Property needs to be drawn up.

The existing property description prepared on 17/04/2019 by Collin J. Landmeterskantoor VOF (located at Gaston Fabrélaan 46, 2610 Wilrijk, company number 0475.501.720) (Annex 8A), insofar as it relates to unit 7A, as well as the property description for unit 8, prepared in August 2017 by the aforementioned surveyor’s office (Annex 8B), are considered by both Lessor and Lessee to be detailed and mutually agreed property descriptions as referred to in Article 10 of the General Conditions.

Article 8. Guarantee

(See Article 14 of the General Conditions)

Lease agreement INTERVEST NV – GALAPAGOS NV

The guarantee that the Lessee must provide to the Lessor in accordance with Article 14 of the General Conditions amounts to six months’ Rent (the “Guarantee”), i.e. €125,125.00.

If the Annual Rent is increased due to the application of the indexation clause, the Lessee shall ensure that the Guarantee is adjusted so that it always equals twice the Quarterly Rent.

Article 9. Rent Discount

Exceptionally, the Lessor grants a rent-free period of one month for the office spaces. This discount will be evenly spread over the first three years of the Lease Agreement and proportionally offset against the quarterly rent invoices.

The rent-free period granted by the Lessor to the Lessee under this Article applies only to the Rent. All taxes, costs, charges, etc. remain payable by the Lessee during the aforementioned rent-free periods.

**************************

Executed in Antwerpen, on 09/07/2025 and signed via DocuSign, with each of the Parties acknowledging receipt of their copy, and with one copy submitted for registration.

INTERVEST NV

The Lessor

/s/ Fennec Mgmt BV/s/ KADEGE CONSULT BV

________________________________________________

Fennec Mgmt BV, with permanentKADEGE CONSULT BV, with permanent representative Joël Gorsele, CEOrepresentative Kevin De Greef, CLO

and a member of the body responsible.	and a member of the body responsible

for day‑to‑day managementfor day‑to‑day management

GALAPAGOS NV

The Lessee

/s/ Guy Peeters

________________________

Guy Peeters

Senior Vice President Finance

Lease agreement INTERVEST NV – GALAPAGOS NV

B.	THE GENERAL CONDITIONS

Article 1. The Leased Property

The Lessor hereby leases to the Lessee, who accepts, the Leased Property as described in the Special Conditions.

The Leased Property is known to the Lessee, who does not request any further description except for the initial property description as specified in Article 10 of the General Conditions. The Lessee accepts the Leased Property in its current condition and does not require any additional works from the Lessor in connection with the delivery of the Leased Property.

The surface areas mentioned in the Special Conditions are purely indicative and are not guaranteed in terms of actual size, whether more or less, which may be to the advantage or disadvantage of the Lessee.

If the Leased Property includes parking spaces, the Lessor reserves the right to modify or reassign these parking spaces at any time if required due to, for example, construction works, safety, or internal organization of the Building, without this giving rise to any right to compensation for the Lessee.

Any temporary parking spaces may be terminated by the Lessor at any time, with one month’s prior notice by registered mail.

The Lessor grants the Lessee, its appointees, and visitors a right of passage through the main entrance, halls, staircases, and corridors that lead directly to the Leased Property.

Article 2. Purpose of the Leased Property

The Leased Property is exclusively intended to be used as office space, archive space, and parking spaces, as described in the Special Conditions. The leased parking spaces are strictly for passenger cars and small vans.

The Lessor is not familiar with the activity the Lessee intends to carry out in the Leased Property and therefore does not guarantee that the Leased Property meets any requirements that may apply to the Lessee’s intended activities.

The use of the Leased Property as office space may not be changed by the Lessee unless with the prior, express, and written consent of the Lessor, who is entitled to reject such proposed change at any time, but only for valid reasons, and without the Lessee acquiring any right to compensation, early termination, or other concessions.

It is expressly agreed that the Leased Property may under no circumstances be used for retail activities, nor for any craftsperson’s activity involving direct contact with the public, even if the Leased Property is used solely as a showroom. As such, this lease is not governed by, and can never be governed by, the Act of 30 April 1951 on Commercial Lease Agreements.

The Parties expressly agree, acknowledge, and accept that compliance with the intended use of the Leased Property is an essential element of this Lease Agreement, without which the Lessor would not have entered into the lease. If the Lessee changes the intended use of the Leased Property without the

Lease agreement INTERVEST NV – GALAPAGOS NV

Lessor’s consent, the Lessor shall be entitled to terminate the Lease Agreement to the detriment of the Lessee after prior notice of default in accordance with Article 18 of the General Conditions.

The Lessor’s consent for the Lessee to carry out certain activities in the Leased Property does not imply any guarantee or obligation on the part of the Lessor regarding the acquisition of the necessary permits or authorizations that may be required for such activities.

Except for the general environmental permit for the operation of the Building as a whole—which is entirely the responsibility of the Lessor (including associated costs)—the Lessee is solely responsible, at its own cost and risk, for obtaining all administrative or other permits, for any legally required equipment, and for the payment of all amounts, fees, charges, taxes, or other duties related to the use of the Leased Property and the activities carried out therein, whether upon entry into the Leased Property or at any time during the term of the Lease Agreement, and arising from existing or future regulations..

Article 3. Duration of the Lease Agreement

The Lease Agreement has been entered into for a period as specified in the Special Conditions.

Continued use of the Leased Property after the expiration of the contractual term shall under no circumstances be considered as tacit renewal by the Lessor.

If this Lease Agreement is terminated early before the end of the minimum term—e.g., through liquidation at the request of the Lessee, or judicial termination at the expense of the Lessee—any benefits granted to the Lessee, including those specified in the Special Conditions, shall be repaid to the Lessor no later than one month after the early termination or cancellation.

Article 4. Rent: Payment Terms

The Rent is payable in advance in euros and must be credited no later than the date specified in the Special Conditions to the account number 310-1658419-96 (BIC BBRUBEBB, IBAN BE65 3101 6584 1996) in the name of the Lessor, or to any other account number that the Lessor may designate in writing to the Lessee. Any bank charges are borne by the Lessee.

The Rent becomes due solely and exclusively upon the expiration of the due date. Nevertheless, the Lessor agrees to send rent invoices to the Lessee.

The sending of a due date notice or invoice by the Lessor to the Lessee serves merely as a reminder and shall not be considered by the Lessee as a reason for postponement of payment or entitlement to a payment extension.

The Lessee expressly agrees to receive due date notices or rent invoices electronically. The Lessee shall timely provide the necessary information to the Lessor for this purpose.

The Lessor shall have the right to withhold the keys to the Leased Property until the first due Rent payment has been made.

Lease agreement INTERVEST NV – GALAPAGOS NV

Article 5. Rent Indexation

The Annual Rent, as provided in the Special Conditions, is linked to the health index. Each year, on the anniversary of the Commencement Date of this Lease Agreement, the Annual Rent shall be automatically adjusted proportionally according to the following formula:

Base Rent x New Index Figure = Adjusted Annual Rent, where

Base index figure

➢	Base Rent is the amount specified in the Special Conditions

➢	Base Index Figure is the health index figure for the month preceding the signing of the Lease Agreement;

➢	New Index Figure is the health index figure for the month preceding the anniversary of the Commencement Date.

As a result, any change in the index will automatically and without notice lead to a proportional adjustment of the (adjusted) Annual Rent, which can never be lower than the (adjusted) Annual Rent applicable at the time of adjustment.

It is expressly agreed that the Lessor may only waive the increases resulting from this clause by means of a written and personally signed declaration.

If the calculation basis of the official health index figure is changed or the index is abolished, the Parties expressly agree that the Annual Rent amount will be linked to the conversion rates published in the Belgian Official Gazette, or to any system that replaces this index and is used as a payment basis for civil servants. In such case, the (adjusted) Annual Rent shall never be lower than the last payable (adjusted) Annual Rent calculated under the previous indexation method.

If no such system exists for any reason, the Lessor shall have the right to invoke the increase in cost of living. The Parties shall make every effort to reach an agreement on a replacement formula. In the absence of mutual agreement, the new basis shall be determined by a panel of three arbitrators, two of whom shall be appointed by each Party, and the third, acting as chairperson, shall be appointed by the first two arbitrators.

If one Party fails to nominate its arbitrator within one month after being requested to do so by the other Party, the other Party may request the Justice of the Peace of the location of the Leased Property to appoint the arbitrator. Either Party may initiate this procedure if an arbitrator does not agree to the choice of the third arbitrator.

Each Party shall bear the costs of its own arbitrator. Any court costs and the costs of the third arbitrator shall be shared equally between the Parties..

Lease agreement INTERVEST NV – GALAPAGOS NV

Article 6. Taxes, Duties, Contributions, and Charges

A.Taxes, Duties, Levies, and Contributions

All taxes, duties, levies, and contributions of any kind—including property tax, vacancy taxes, and other real estate-related taxes, as well as taxes on the Lessee’s activities or on the use of the Leased Property—imposed or to be imposed on the Leased Property by the State, Regions, Communities, Municipality, Province, Federation or Agglomeration of Municipalities, or any other public authority, including VAT if applicable to the Rent, shall be entirely borne by the Lessee. The above list of taxes, duties, levies, and contributions is non-exhaustive.

If, due to legislation or similar measures, the property tax is fully or partially charged to the Lessor, the Lessor reserves the right to revise the rental terms accordingly, retroactively if necessary, to the quarter in which the property tax was charged to the Lessor.

The Lessor will pass these taxes, duties, levies, and contributions on to the Lessee. The allocation of these costs will follow the same distribution method as the common charges, as described below under point B.

The Lessee shall have the period specified in Article 7 of the General Conditions to pay the requested taxes, duties, levies, and contributions. This period begins upon receipt of a written notice from the Lessor, containing a payment demand from the relevant authority.

If the Lessor has not received the property tax assessment notice for a given tax year by December 15 of that year, the Lessor has the right to charge the Lessee an estimated share of the property tax, which the Lessee must pay within the period specified in Article 7 of the General Conditions.

The Lessee shall inform the Lessor within a reasonable time of any settlements made regarding taxes, duties, levies, and contributions related to the Leased Property. The Lessee shall indemnify the Lessor for any loss suffered due to the Lessee’s failure or delay in paying the taxes, duties, levies, and contributions for which the Lessee is responsible.

B.Common charges

The Lessee shall pay to the Lessor or the external manager of the Building (if appointed) their share of the common charges, which may include costs related to:

a)	Use, maintenance, repairs, replacements, supervision, and upkeep of the various technical installations of the Leased Property, in accordance with the Demarcation List in Annex 2
b)	Rent and subscriptions for meters (electricity, gas, heating, water, cable TV, etc.) related to the Building
c)	Consumption costs for heating, electricity, gas, hot and cold water, cable TV, etc. related to the Building
d)	Mandatory and optional inspections of technical installations (e.g., air conditioning, ventilation, heating, elevators), and periodic checks of fire safety systems, gas systems, etc.
e)	Maintenance and cleaning of the Building (e.g., windows, facades, common areas), including water, gas, and electricity used for such maintenance
f)	Maintenance of external sewer systems, street drains, drainage pipes, and pits of the Building
g)	Repairs in common areas, including lighting
h)	Waste collection
i)	Salaries of personnel hired for the proper functioning of the Building
j)	Costs related to computers used for managing technical installations

Lease agreement INTERVEST NV – GALAPAGOS NV

k)	Multimedia services provided to Building staff (e.g., hostesses, doormen, concierge), and shared phone/multimedia lines (e.g., in elevators)
l)	Maintenance of plants, gardens, and the immediate surroundings of the Building
m)	Necessary security costs for the Building, without prejudice to Article 8 of the General Conditions and without any guarantees to the Lessee
n)	Costs for preparing an annual inspection report on the condition and operation of the Building’s technical installations
o)	Safety-related provisions

The above list is purely illustrative, provided for informational purposes and non-exhaustive. The nature and scope of the services may be modified at any time by the Lessor or its appointed manager, depending on the needs of the Building. If the Lessor or its appointee wishes to change the nature and scope of the services, this is permitted only if the following conditions are met: (1) The changes must be necessary for the proper functioning of the Building; and (2) The Lessor must notify the Lessee in a timely manner.

In addition to the Rent mentioned in the Special Conditions, the Lessee shall pay, simultaneously with the Rent, an advance payment for their share in the above-mentioned common charges. The payment terms outlined in Article 4 of the General Conditions apply analogously to these advance payments.

The Lessee’s share in the common charges is calculated by dividing their share in the Building by the total share of all leasable units in the Building for fixed charges that are independent of occupancy.

For variable charges that depend on occupancy, the common charges are calculated by dividing the Lessee’s share in the Building by the total share of all leased units in the Building.

The amounts payable by the Lessee are specified in the Special Conditions.

Invoices for common charges will be issued in accordance with the applicable VAT regime for the relevant transaction.

In addition, the Lessee shall owe the Lessor an annual management fee for the management of the aforementioned services, amounting to 3% (+ VAT) of the indexed Annual Rent as stated in the Special Conditions. This management fee will always be invoiced together with the Rent and the advance for common charges, on a pro rata basis.

The Lessor shall prepare a settlement statement twice per calendar year, depending on the availability of all relevant data, detailing the actual expenses for common charges incurred during the previous year. For all expenses charged to the Lessee, the Lessor shall provide clear and accurate supporting documents upon request. If no supporting documents can be provided in any form, the Lessee shall be entitled to dispute the relevant charges or costs.

If the actual cost of the Lessee’s share in the common charges exceeds the total amount of advance payments made for the relevant year, the Lessee is obliged to pay the shortfall to the Lessor. If the actual share is lower than the total advance payments, the Lessor shall refund the excess to the Lessee.

Lease agreement INTERVEST NV – GALAPAGOS NV

The Lessor is free to change the frequency of the settlement statements at its discretion, provided that it is not reduced to less than twice per calendar year.

The Lessor or the external manager of the Building, if appointed, reserves the right to suspend all deliveries and services 28 days after a formal notice of default due to late or non-payment of the settlement statements, unless the delay or non-payment is the result of a justified dispute by the Lessee via registered mail.

If, during a given calendar year (or other relevant period), based on the supporting documents provided to the Lessee by the Lessor or its appointee, the requested advance payments prove to be insufficient—or if the Lessor believes they will be insufficient in the following calendar year (or other relevant period)—the Lessor has the right to increase the originally determined advance at any time. The Lessee agrees to pay this increased amount after notification and, if expressly requested by the Lessee, receipt of the relevant and complete supporting documents.

Prior to departure, the Lessor shall inform the Lessee of any outstanding invoices or amounts due. If applicable, the Lessee shall remain liable after the end of the Lease Agreement to pay any underpaid common charges to the Lessor.

C.Individual Charges

The Lessee shall bear all costs (including capital charges, fixed fees, subscriptions, distributor and connection costs, and any related expenses) associated with their private consumption of, among others, water, gas, electricity, telephone, fax, cable TV, data exchange, and other services they use.

Billing for private consumption may be based on readings from private meters or sub-meters. If no private or sub-meters are present in the Building, the charges will be calculated according to the method outlined in Article 6.B regarding common charges.

If an active Dbacs system is present in the Building, then—by way of exception to Article 6.B—the Lessee’s actual share of electricity consumption for heating and cooling of the private areas will be charged accordingly.

Individual charges will be invoiced in the same manner as the common charges, as described in Article 6.B.

If special provisions are required for the power capacity the Lessee wishes to use (e.g., a private high-voltage cabin), the installation and maintenance of such provisions shall be paid by the Lessee.

If interventions are required in or on the Leased Property, the costs will also be considered individual charges and will be billed to the Lessee accordingly.

To the extent that certain private consumption costs are initially charged to the Lessor, the relevant invoices and/or documents will be forwarded to the Lessee, who shall arrange payment within the specified deadline. The Lessee shall provide the Lessor with proof of timely payment and shall indemnify the Lessor for any loss resulting from the Lessee’s failure or delay in paying such charges.

Lease agreement INTERVEST NV – GALAPAGOS NV

If the layout of a floor results in shared use of certain private areas, the related charges shall be borne exclusively by the tenants who use those areas. Maintenance of these shared-use areas does not fall under the responsibility of the Lessor or the external manager, if one has been appointed.

D.Additional Consumption

The normal operating hours for heating and cooling systems in the Building are Monday to Friday from 7:00 AM to 9:00 PM, excluding Belgian public holidays.

If the Lessee wishes these systems in the common areas of the Building to operate outside these hours, they must submit a written request at least 48 hours in advance to the Lessor or the external manager, if appointed. All additional operating hours or adjustment costs of the technical installations will be charged to the Lessee as individual usage.

Article 7. Payments and Interest

Unless otherwise provided in this Lease Agreement, all costs owed by the Lessee under this Lease Agreement must be paid no later than 30 days after the invoice date.

The Lessee has the right to object in writing within 30 days of receiving the invoice if they believe the invoice is wholly or partially incorrect, or to ask questions about its content. If the Lessee does not raise any objections or questions within this period, the invoice shall be deemed fully accepted by the Lessee.

Regardless of other rights and claims of the Lessor, all amounts owed or to be owed by the Lessee under this Lease Agreement shall automatically and without prior notice accrue interest at a rate of 1% per started month, beginning from the due date.

All collection costs related to amounts owed under this Lease Agreement (including administrative and follow-up costs) shall be borne by the Lessee and are fixed at 10% of the amount due, with a minimum of €620, without prejudice to the Lessor’s right to recover actual collection costs if they exceed this fixed amount.

The Lessee shall not offset or withhold any amounts owed under this Lease Agreement against amounts they believe they are entitled to from the Lessor due to alleged contractual breaches..

Article 8. Use of the Leased Property

The Lessor undertakes to provide the Lessee, for the entire duration of the Lease Agreement, with peaceful enjoyment and use of the Leased Property and the Building, to deliver the Leased Property and Building in good maintenance condition, and to carry out all necessary repairs during the lease term, except for those that are the responsibility of the Lessee as defined in Article 13 of the General Conditions.

The Lessee must ensure compliance with all legal and regulatory obligations, permits, instructions from competent bodies and authorities, including but not limited to: the environmental permit or equivalent existing permits (such as urban planning and environmental permits), fire safety regulations, welfare legislation, NBN standards, mandatory inspections and checks of installations, and any special permits related to the Lessee’s activities. The Lessor confirms that they will ensure compliance with the same obligations insofar as they relate to the Building.

Lease agreement INTERVEST NV – GALAPAGOS NV

The Lessee undertakes to use the Leased Property as a prudent administrator and agrees not to engage in activities that disturb the peace of other tenants or users of the Building, and to behave in accordance with the prestige of the Building.

The Lessee is familiar with the characteristics of the Leased Property and acknowledges the maximum floor load as specified in the Special Conditions.

The Lessee may only install furniture and equipment intended for use in the context of their business activities.

The Lessee is prohibited from conducting public sales of furniture or merchandise in the Leased Property for any reason.

The Lessee is responsible for the security and protection of the Leased Property.

The Lessee may, under their sole responsibility and without prior consent from the Lessor, install telephone systems, radio and television equipment, and any other technical devices within the Leased Property, provided no damage is caused to the Leased Property. All installation, usage, and any additional maintenance costs for the Building shall be borne exclusively by the Lessee.

If the installation of such devices requires work on the exterior or common areas of the Building, the Lessee must obtain prior written consent from the Lessor, who may refuse such consent for aesthetic and/or technical reasons, with proper justification.

When using telephone systems, radio and television equipment, and other technical devices, the Lessee must ensure that the peace of other tenants and users is not disturbed.

In accordance with safety regulations, fire doors/gates that do not close automatically must never be left open. Fire doors/gates that close automatically may remain open but must not be obstructed from closing.

Specifically regarding the use of parking spaces (indoor and/or outdoor), the Lessee must ensure that their employees, appointees, clients, and/or visitors only use the parking spaces leased by the Lessee. If the Lessor or their appointee identifies a violation of proper parking space usage, they (or the external manager, if appointed) are authorized to take necessary measures after two warnings, including seeking termination of the Lease Agreement at the Lessee’s expense and/or any other action due to unauthorized use of parking spaces. Reference is also made to the provisions of the internal regulations as outlined in Article 9 below.

Article 9. Internal Regulations

The Lessee undertakes to comply with the internal regulations applicable to the Building or any future regulations established by the Lessor or the Building’s manager (Annex 1). The provisions of these internal regulations shall always be aimed at ensuring the proper functioning of the Building. Any changes to the internal regulations shall apply from the moment they are notified to the Lessee.

The Lessee shall also ensure that their employees, appointees, and any third party entering the Leased Property comply with the internal regulations.

Lease agreement INTERVEST NV – GALAPAGOS NV

Article 10. Condition of the Leased Property

The Leased Property is rented as-is, in the condition known to the Lessee, who declares to have visited and thoroughly inspected the Leased Property in all its details.

The Parties agree that a detailed and mutually agreed initial property description of the Leased Property, which will be binding on both Parties, shall be drawn up no later than the Commencement Date of this Lease Agreement. If the Lessee gains access to the Leased Property earlier, the initial property description shall be drawn up no later than the date of access.

This initial property description shall be prepared by the expert designated in the Special Conditions. The fees of this expert shall be borne by the Lessee.

If the designated expert is unavailable, or if the Parties cannot agree on the identity of the expert, the competent Justice of the Peace for the location of the Leased Property shall appoint an expert at the request of the most diligent Party.

If significant changes are made to the Leased Property during the lease term, either Party may request that an additional mutually agreed property description be drawn up, also in the presence of both Parties and in accordance with the above procedure.

Article 11. Return: Condition of the Leased Property at Termination

At the end of the Lease Agreement, a detailed and mutually agreed final property description of the Leased Property, which will be binding on both Parties, shall be drawn up by an expert no later than the last day of the Lease Agreement, after the Lessee has fully vacated the Leased Property. The fees of this expert shall be borne by the Lessee.

The Parties shall appoint an expert no later than one (1) month prior to the end of the Lease Agreement, preferably the same expert who prepared the initial property description. If the chosen expert is unavailable, or if the Parties cannot agree on the identity of the expert, the competent Justice of the Peace for the location of the Leased Property shall appoint an expert at the request of the most diligent Party.

Without prejudice to the provisions of Article 12, penultimate paragraph of the General Conditions, the Lessee must return the Leased Property at the end of the Lease Agreement in the same condition as received, in accordance with the initial property description prepared under the Special Conditions and Article 10 of the General Conditions. Any damage to the Leased Property, including that due to age or wear and tear, occurring during the lease term, shall be borne by the Lessee, even if not caused by the Lessee’s fault—except for damage resulting from improper management or maintenance of the Building by the Lessor or its appointees.

The expert preparing the final property description shall also, no later than 30 days before the end of the Lease Agreement, prepare a cost estimate for any repair works, adjustments, or modifications required to return the Leased Property to its original condition.

The Lessee and Lessor may mutually agree that, instead of performing the necessary restoration works, the Lessee may pay the amount specified in the expert’s cost estimate to the Lessor. The Lessor shall not unreasonably refuse such a request from the Lessee to settle the restoration obligation financially.

Lease agreement INTERVEST NV – GALAPAGOS NV

Within the month prior to the end of the Lease Agreement, the Lessee shall provide the Lessor with an official inspection certificate for the electrical installations of the leased premises, issued by a recognized inspection body, confirming that the installation is returned in compliance with legal standards. If the certificate is not provided in time, the Lessor shall obtain it at the Lessee’s expense. Any costs for adjustments required to bring the installation into compliance shall also be borne by the Lessee.

If the Leased Property is not in its original condition at the end of the Lease Agreement, and if the Lessee has not paid the amount specified in the expert’s cost estimate (as agreed under paragraph 5 of this Article), the Lessee shall owe, in addition to the outstanding amount and regardless of other obligations, a non-availability fee equal to one-twelfth of the Annual Rent in effect at the end of the Lease Agreement per month required to restore the Leased Property to its original condition. The minimum period is set at one month, and each started month counts as a full month.

Both Parties expressly declare that they shall abide by the conclusions of the expert appointed under this Lease Agreement. All reports prepared by an expert in the context of this Lease Agreement shall be definitively binding on the Parties, without the possibility of appeal or objection, except in cases of manifest error.

The handover of keys, in any form, and the final property description shall never constitute a partial or full discharge of the Lessee’s obligations.

Article 12. Alterations and Modifications

Without prejudice to Article 8 of the General Conditions, the Lessee may not make any changes or modifications to the Leased Property unless they have obtained the prior, express, and written consent of the Lessor. The Lessor may refuse such consent, but only for valid reasons, or may attach specific conditions to the approval. If the Lessee does not receive a response from the Lessor within 30 days following a written, registered request, the proposed change or modification shall be deemed approved without conditions.

All costs related to installation, usage, and any additional maintenance of the Building shall be borne exclusively by the Lessee. If the changes or modifications directly or indirectly affect or alter the Building’s systems or installations, they must be carried out by a contractor designated by the Lessor.

The Lessee must also obtain the Lessor’s consent for changing locks and/or security systems, to allow integration into any overall security plan for the Building. The Lessee is solely responsible for obtaining any necessary permits.

The Lessor’s consent does not imply any guarantee regarding the suitability or legality of the change or modification.

If the Lessor grants permission, the works may only be carried out at the Lessee’s expense and under their sole responsibility. The Lessee shall oversee and monitor the works and releases the Lessor from any liability. The Lessee must obtain all required permits and authorizations and shall take out insurance to cover any potential damage resulting from the changes or modifications.

The Lessor reserves the right to monitor or have monitored the works requested or initiated by the Lessee. However, the Lessor shall not be held liable for any deficiencies in the works, even if they were

Lease agreement INTERVEST NV – GALAPAGOS NV

monitored. If the Lessor believes that certain laws, regulations, or instructions from competent authorities have not been followed, the Lessee shall, at the Lessor’s first request, carry out the necessary adjustments at their own expense and responsibility.

If the Lessee makes major modifications to the Leased Property during the lease term, the Lessor is entitled to have an additional property description prepared at the Lessee’s expense.

In all circumstances, the Lessee remains solely responsible for maintaining the Leased Property in accordance with the environmental permit, or any equivalent existing permits (including urban planning permits), and all applicable laws, regulations, instructions, or notices from competent authorities, recognized institutions, or insurance companies. This includes fire safety requirements under welfare legislation and any other applicable laws throughout the lease term.

For example, the installation of partition walls must always comply with current regulations, especially those related to environmental and urban planning permits and fire safety standards.

The Lessee shall comply with all applicable laws and regulations regarding any changes or modifications to the Leased Property, including safety standards imposed by insurers, welfare legislation, and the fire department of the municipality where the Leased Property is located, for the entire duration of the Lease Agreement.

If changes to the Leased Property are required due to the environmental permit, equivalent existing permits, or any applicable laws, regulations (including those related to safety and hygiene), instructions or notices from competent authorities, recognized institutions, or insurance companies, the Lessee shall bear the full cost and shall promptly take all necessary actions to comply, in consultation with the Lessor.

The Lessor may at any time request proof of compliance from the Lessee. If the Lessee fails to provide such proof, the Lessor may demand the removal of all changes or modifications at the Lessee’s expense.

If other tenants in the Building are disturbed by the Lessee’s changes or modifications, the Lessor may require the Lessee to restore the Leased Property to its original condition at their own expense.

If the Lessee makes changes or renovations in violation of these principles, the Lessor has the right to demand immediate restoration of the Leased Property to its original condition, at the Lessee’s expense and responsibility, without prejudice to the Lessor’s right to claim compensation for damages resulting from such changes. The Lessor is authorized to carry out the necessary restoration works at the Lessee’s expense and responsibility if the Lessee fails to act within 30 days of receiving a registered notice from the Lessor.

The Lessor also reserves the right, at the end of the Lease Agreement, to require the restoration of the Leased Property to its original condition without owing any compensation to the Lessee. If the Lessor wishes to retain the changes or improvements, they shall not owe any compensation to the Lessee, nor may the Lessor include such changes in the buyout amount referred to in Article 11, paragraph 5 of the General Conditions. Modifications made to comply with legal or regulatory requirements shall not be removed without the express written consent of the Lessor.

All costs related to changes and/or modifications to the Leased Property (including installation and usage costs), as well as the removal of such changes at the end of the Lease Agreement, shall be borne by the Lessee.

Lease agreement INTERVEST NV – GALAPAGOS NV

Article 13. Repairs and Maintenance

A demarcation list will be drawn up at the start of the lease and attached to this Lease Agreement as Annex 2. This list outlines the maintenance, repair, and replacement obligations related to the Leased Property and the Building in which it is located, clearly distinguishing between the responsibilities of the Lessee and those of the Lessor. The list will serve as the primary reference for determining the division of maintenance, repair, and replacement duties. The Parties acknowledge that the demarcation list is broadly drafted (as it also applies to tenants of logistics buildings and other office buildings in the Lessor’s portfolio), and that certain items may not be applicable to this office lease. Such items will therefore not be applied.

If the demarcation list proves to be incomplete, unclear, or is not drawn up, the default rule applies: all maintenance, repair, and replacement costs are borne by the Lessee, except for major repairs as defined in Article 3.154 of the new Belgian Civil Code, which concern the general structural integrity and preservation of the Leased Property and the Building (e.g., roof and exterior walls). These major works are the responsibility of the Lessor, but only if not caused by the Lessee’s failure to perform repairs or due to the Lessee’s fault. All other repairs to the Leased Property (both private and common areas) are considered maintenance works and are the Lessee’s responsibility.

The Lessee shall make reasonable efforts to promptly notify the Lessor of any repairs that the Lessor must carry out, provided the need for such repairs is clearly visible to the Lessee and located within the Leased Property. Notifications must be submitted via the Lessor’s designated ticketing system. Failure to do so will make the Lessee liable for any damage resulting from the lack of or delayed notification, whether to the Lessee, the Lessor, or third parties.

The Lessee must tolerate any works carried out on the Leased Property and/or the Building by or on behalf of the Lessor during the lease term without any right to compensation or rent reduction, provided the works last less than 40 calendar days and are necessary for the Lessor to fulfill their obligations. However, if the works last more than 40 calendar days, the Parties agree that the Lessee is entitled to a proportional rent reduction, calculated based on the loss of enjoyment.

If the works make the Lessee’s normal business operations completely impossible for more than 10 working days, the Lessee shall not owe rent for the affected period. In such cases, the Lessor and Lessee will explore the possibility of providing an alternative equivalent space from the Lessor’s real estate portfolio. If the Lessor offers such a space, the Lessee shall pay a market-based fee, which may not exceed the current price per m² under this Lease Agreement. The equivalence of the alternative space will be assessed based on size and location.

For clarity, any works or interventions carried out on (or involving any installation within) the Building or the Leased Property as part of normal and necessary management, maintenance, and preservation shall not be considered a fault attributable to the Lessor, unless the works exceed a reasonable timeframe and the Lessor fails to take measures to limit inconvenience to the Lessee.

The Lessee shall grant access to the Lessor, their representatives, or any other person designated by the Lessor under the following conditions:

Access must be requested in writing at least 5 working days in advance; and Access is limited to inspecting the condition of the Building and the Leased Property, verifying compliance with the Lease Agreement, or conducting necessary inspections for repairs.

Lease agreement INTERVEST NV – GALAPAGOS NV

In urgent cases, the Lessor may notify the Lessee by phone, and the 5-day notice period does not apply.

The Lessee shall maintain the Leased Property in good condition. The Lessee is solely responsible for the maintenance, repairs, and replacements of any additional installations or modifications made by them, as well as any repairs resulting from such modifications.

Both the Lessee and the Lessor must be able to prove proper, timely, and correct execution of the maintenance works for which they are responsible.

The Lessor is always entitled to carry out necessary alterations and renovations to the Leased Property, in the broadest sense, provided the Lessee is notified in advance in writing, the nature of the Leased Property is not altered, and the costs are allocated according to the demarcation list in Annex 2.

Both Parties shall carry out the maintenance and/or repair works for which they are responsible in accordance with the Lease Agreement. If either Party fails to do so after being notified by registered mail and given a two-month execution period, the other Party may carry out the necessary works at the expense and responsibility of the defaulting Party, without prejudice to any damages that may be claimed due to deterioration or depreciation of the Leased Property or Building. However, this does not entitle the Lessee to carry out works on any part of the Building not included in the Leased Property..

The Lessor cannot be held liable for any interruption of services or utilities in the Building or the consequences thereof, unless such interruption is due to a fault of the Lessor or of a third party appointed by the Lessor to carry out works. As a result, and except in cases of fault by the Lessor or their appointed third party, the Lessee shall have no recourse against the Lessor and shall not be entitled to any reduction of the Annual Rent or to termination of this Lease Agreement. For clarity, the Parties confirm that interruptions or malfunctions caused by works or interventions on any installation in the Building or the Leased Property, carried out as part of necessary management, maintenance, or preservation, shall not be considered a fault attributable to the Lessor—unless the interruption or malfunction exceeds a reasonable duration and the Lessor has failed to take measures to limit inconvenience to the Lessee..

Article 14. Guarantee

To secure the performance of all obligations under this Lease Agreement, the Lessee shall provide the Lessor with a transferable, irrevocable, and abstract bank guarantee payable on first demand, issued by a Belgian financial institution accepted and recognized by the Lessor, in the amount specified in the Special Conditions. This guarantee must be issued and the guarantee letter delivered to the Lessor before the Commencement Date of the Lease Agreement. A model is attached as Annex 3. The bank guarantee shall take effect upon occupancy of the Leased Property and must remain valid until at least six months after the end of the current lease term.

The Lessor shall have the right to deny access to the Leased Property—including, but not limited to, withholding the keys—as long as the bank guarantee has not been properly provided.

The start of any fit-out works on the Leased Property, if applicable, shall be suspended until the Lessor has received the original version of the guarantee document.

The guarantee shall be released at the end of the Lease Agreement, but only after the Lessee has demonstrated full compliance with all obligations under this Lease Agreement.

Lease agreement INTERVEST NV – GALAPAGOS NV

The bank guarantee may be validly claimed by the Lessor via registered letter to the Belgian financial institution and is payable on first demand.

During the term of the Lease Agreement, the Lessee may not use the guarantee—in whole or in part—as payment for rent or other contractual debts. In the event of contractual default or insolvency of the Lessee, the Lessor may use the guarantee to cover overdue rent and other obligations under this Lease Agreement, including settlement of common charges. In such case, the Lessee shall be required to replenish the guarantee upon the Lessor’s first request..

Article 15. Assignment and Subletting

This Lease Agreement and the Leased Property may not be assigned or sublet, in whole or in part, by the Lessee to third parties (including companies affiliated with the Lessee) without the prior, express, and written consent of the Lessor. The Lessor may refuse such consent, but only for valid reasons, or may attach specific conditions to the approval. If the Lessee does not receive a response from the Lessor within 30 days following a written, registered request, the assignment or subletting shall be deemed approved without conditions.

If the Lessor grants permission for the assignment of the Lease Agreement—or if approval is deemed granted as described above—then the Lessee (as assignor) and the assignee shall be jointly and severally liable to the Lessor for all obligations arising from this Lease Agreement. The Lessee shall not be held responsible for any vacancy of the Leased Property following the valid exercise of a contractual termination option by the assignee.

If the Lessor permits subletting of the Leased Property, the Lessee shall remain fully responsible to the Lessor for the proper performance of this Lease Agreement. Any non-performance by the sublessee shall not excuse the Lessee from fulfilling their obligations under this Lease Agreement.

The term of the sublease may never exceed the term of this Lease Agreement. The Lessee shall provide the Lessor with a copy of the registered sublease agreement within 10 days of its signing.

The Lessor shall at all times have the right to assign this Lease Agreement to a third party, for any reason, and without requiring the Lessee’s consent to be released from their obligations under this Lease Agreement.

In the event of such an assignment to a third party, all rights and obligations of the Lessor under this Lease Agreement shall remain fully in effect. The new Lessor shall be bound by all provisions of this Lease Agreement as if they were the original Lessor.

Article 16. Insurance and Waiver of Recourse:

To avoid overlapping coverage and to benefit from favorable premium rates, the Lessor shall insure the Building and its use against so-called “all risks except”, extended to include, among others: electrical risk, earthquake and flooding, property damage due to burglary, building liability, expert fees, and waiver of recourse.

The insurance premiums under this coverage shall be allocated in accordance with Article 6.B of the General Conditions, regarding the distribution of common charges. The Lessor shall pay these premiums to the insurer and then immediately pass on the cost to the Lessee for their share. However, if the

Lease agreement INTERVEST NV – GALAPAGOS NV

activities of the Lessee or those for whom the Lessee is responsible result in higher insurance premiums for the Lessor and/or other tenants of the Building, the additional premium cost shall be borne exclusively by the Lessee.

If a deductible is applied by the insurer, this amount shall be borne by the Lessee insofar as they are liable.

The Lessee shall, at their own expense, insure all movable items located in the Leased Property, as well as any improvements and/or fixtures incorporated into the property, at a minimum against the risks of fire, explosion, electrical damage, storm damage, glass breakage, water damage, third-party liability, and any other risks the Lessee deems necessary. A copy of this insurance policy shall be provided to the Lessor at the start of the Lease Agreement, along with proof of annual premium payments. The Lessor is also entitled to request a copy of this policy at any time during the lease term, and the Lessee shall provide it upon first request.

The Lessee’s insurance policy shall state that the coverage cannot be terminated or modified for any reason without three months’ prior notice to the Lessor.

The Parties to this Lease Agreement mutually waive any recourse they may have against each other, as well as against the owner, leaseholder, co-tenants, subtenants, assignors, assignees, users, managers, and security personnel of the Building, and their appointees, agents, contractors, and subcontractors working in the Building, for any damage resulting from insured risks, except for recourse against the perpetrator of gross negligence or intentional fault. The Lessee also undertakes to ensure that any subtenant or user, as well as their insurers, accept a similar waiver, except for recourse in the event of gross negligence or intentional fault.

The Lessee waives any recourse against the Lessor for any disturbance or damage caused by another co-tenant or user of the Building.

It is clearly stated that the Lessee expressly and unconditionally waives any recourse they may have against the Owner for defects in the Leased Property (as referred to in Article 1721 of the Belgian Civil Code), except for recourse in the event of gross negligence or intentional fault, as described above.

In the event of damage, the Lessee shall, upon the Lessor’s first request, take all necessary steps to promptly remove their installations and belongings, or the remains thereof, in accordance with applicable laws, regulations, and directives, and, if necessary, temporarily make them available to insurers and experts at another location.

Article 17. Liability of the Lessor and Lessee and Article 18: Termination of the Lease Agreement:

The Lessor is liable for any damage caused by their fault and/or the fault of their appointees to the Lessee or to the Lessee’s property, personnel, clients, or visitors (including bailiffs, concierges, and service providers as listed in Article 6 of the General Conditions, as well as contractors and subcontractors working in the Building). The Lessor is liable under the same conditions for interruptions in the delivery of services.

Lease agreement INTERVEST NV – GALAPAGOS NV

The Lessor shall indemnify the Lessee against hidden defects that prevent the use of the Leased Property and the Building, provided such defects were known to the Lessor at the time of entering into the Lease Agreement or should have been known given the Lessor’s status as a professional office landlord.

The Lessee is solely responsible for the security and effective protection of the Leased Property. The Lessee explicitly releases the Lessor and their legal successors from any liability in the event of theft, burglary, riot, vandalism, attack, or any other disturbance in the Leased Property, unless the cause is directly attributable to actions (or omissions) by the Lessor in breach of the Lease Agreement (e.g., inadequate or ineffective security of the Building). The Lessee shall bear all consequences (including costs to restore the premises) resulting from such malicious acts.

The Lessor shall indemnify the Lessee against any claims, losses, damages, costs, and expenses (including reasonable legal fees) arising from or related to defects in the Leased Property and Building that the Lessor knew or should have known and was obligated to repair under the Lease Agreement.

The Lessee shall indemnify the Lessor against any claims, losses, damages, costs, and expenses (including reasonable legal fees) arising from or related to the Lessee’s activities or presence in the Building.

Article 18. Termination of the Lease Agreement

Any serious contractual breach by either Party (e.g., failure by the Lessee to pay rent for more than two quarters) after a first registered notice of default with a 30-day cure period shall justify immediate termination.

Given that the lease term specified in the Special Conditions is considered an essential condition for the existence of this Lease Agreement, either Party shall have the right to demand termination or enforce performance of the Lease Agreement, and such demand shall not be considered an abuse of rights.

In the event of bankruptcy, amicable settlement, or liquidation of either Party, the other Party shall be entitled to terminate the Lease Agreement by registered mail, without notice of default or termination period.

The Lease Agreement shall be automatically terminated under Article XX.56, §1 of the Belgian Code of Economic Law if:

(i) a judicial reorganization procedure is initiated by the Lessee or Lessor in which their obligations under this Lease Agreement are suspended, and

(ii) the Party in breach fails to remedy the default that occurred prior to the suspension within 45 days of being notified of the breach by the other Party during the suspension period.

If the Lessor opts for termination rather than enforcement, or in the event of bankruptcy, amicable settlement, liquidation, or termination during judicial reorganization of the Lessee, the Lessee shall owe the Lessor a termination fee equal to six months’ rent applicable at the time of termination. This is without prejudice to the Lessee’s obligation to fulfill all other commitments under the Lease Agreement, including payment of rent, common charges, individual usage charges, and taxes, duties, levies, and contributions for the current quarter and any previous unpaid periods.

Neither Party may invoke its own breach as grounds to terminate the Lease Agreement.

Lease agreement INTERVEST NV – GALAPAGOS NV

Article 19. Force majeure

Force Majeure refers to any unforeseeable and unavoidable event beyond the control of the Parties, such as natural disasters, war, strikes, and other circumstances that make the fulfillment of contractual obligations absolutely impossible, with explicit exclusion of (government measures resulting from) pandemics, including but not limited to Covid-19 (“Force Majeure”).

The Party invoking Force Majeure must immediately notify the other Party in writing, providing a detailed description of the nature of the Force Majeure and the expected duration.

During the Force Majeure period, the obligations of both Parties are suspended, without liability for damages or costs.

If the Force Majeure lasts longer than 30 days, either Party has the right to terminate the Lease Agreement in writing, without any termination compensation.

Once the Force Majeure situation ends, the obligations of both Parties shall resume, unless the Lease Agreement has already been terminated.

Article 20. Expropriation

In the event of expropriation for public benefit, the Lease Agreement shall terminate on the date the expropriating authority takes possession of the Building.

Under no circumstances shall any compensation claimed by the Lessee from the expropriating authority reduce the compensation due to the Lessor.

The Lessee shall not be entitled to any compensation from the Lessor and may only exercise their rights against the expropriating authority.

Article 21. Environment

Except for obtaining and renewing the general environmental permit for the Building, the Lessee is solely responsible for obtaining and renewing all necessary permits, authorizations, certificates (including the annual asbestos inventory, if applicable), etc., for the use and/or operation of their activities in the Leased Property and its technical installations. The Lessee’s intended activities must always comply with the designated purpose of the Leased Property.

The Lessee bears all risks and costs related to obtaining and renewing such permits (excluding the general environmental permit for the Building) and may not invoke failure to obtain or renew such permits as grounds for compensation, early termination, or other concessions under this Lease Agreement.

Unless expressly authorized in advance by the Lessor, who may refuse such authorization at any time, the Leased Property may not be used for environmentally polluting activities (i.e., activities or facilities requiring an environmental permit or equivalent existing permits) or for any activity that may cause serious nuisance to people or the environment, particularly (but not limited to) any activity or facility listed in Column 8 "Vlarebo" of Annex I to VLAREM II.

Lease agreement INTERVEST NV – GALAPAGOS NV

If the Lessor grants such permission, a preliminary exploratory soil investigation must be conducted by an OVAM-certified expert, at the Lessee’s expense. The Parties accept this report as the initial condition of the Leased Property on the Commencement Date. This investigation will be included in the initial property description and must be repeated at the end of the Lease Agreement, again at the Lessee’s expense, as part of the final property description.

The periodic soil investigation obligations imposed by the Flemish Government Decree of 14 December 2007 (VLAREBO), as amended or replaced, must be fulfilled by the Lessee, who shall provide the Lessor with a copy of each periodic soil report.

The Lessee further undertakes to comply with all environmental protection regulations and to take all necessary precautionary measures to avoid pollution and environmental nuisance.

The Lessor has the right, after coordination with the Lessee, to enter the Leased Property and carry out investigations and, if necessary, take measures at the Lessee’s expense, provided the Lessor has given prior notice and the entry and investigations minimally disrupt the Lessee’s normal activities, which the Lessor shall endeavor to ensure.

The Parties declare that any form of pollution or contamination is presumed to have been caused by the Lessee, unless the Lessee can prove that it was caused by a third party. If a preliminary exploratory soil investigation was conducted, pollution or contamination shall only be presumed to be caused by the Lessee if it exceeds the thresholds established in that report.

If the Lessee uses the Leased Property for environmentally polluting activities or any activity causing serious nuisance to people or the environment without prior written consent from the Lessor or despite the Lessor’s refusal, the Lessee shall compensate the Lessor for all resulting damages and costs and indemnify the Lessor against any third-party claims.

In the event of soil or groundwater contamination caused by the Lessee’s activities or those of persons for whom they are responsible, the study and remediation costs shall be borne by the Lessee. The Lessee shall also indemnify and hold harmless the Lessor from all fines, legal actions, proceedings, claims, and liabilities of any kind arising from or related to the presence of pollution or contamination in the soil or groundwater of the Leased Property.

Article 22. Inspection of the Leased Property

In accordance with Article 13, the Lessor or their representative may inspect the Leased Property at any time during the term of the Lease Agreement, provided the Lessee is notified in writing at least five working days in advance, specifically to verify compliance with the provisions and conditions of this Lease Agreement and the proper fulfillment by the Lessee of their maintenance and repair obligations. In urgent cases, the Lessor shall immediately notify the Lessee by phone via the Lessee’s general number and subsequently confirm the planned visit by email to reception_mec@glpg.com.

During the six months preceding the end of the Lease Agreement, and in the event of sale of the Building, the Lessee shall:

◾	Grant permission to place visible signage in the Building announcing its lease or sale.

Lease agreement INTERVEST NV – GALAPAGOS NV

◾	Allow up to two half-days, Monday to Friday between 9:00 AM and 5:00 PM, for visits to the Leased Property by persons accompanied by a representative of the Lessor.

Article 23. Registration of the Lease Agreement and Costs

The Lessor shall arrange for the registration of this Lease Agreement, with the registration costs borne by the Lessee.

The registration duties amount to 0.20%, calculated on the combined total of the rent and common charges for the entire duration of this Lease Agreement. For tax purposes, the common charges imposed on the Lessee under the Lease Agreement are estimated at 10% of the Annual Rent.

The registration duties will be invoiced directly to the Lessee by the competent Legal Certainty Office, and the Lessee shall be responsible for direct payment of the invoice. Any penalties or costs related to late payment of this invoice shall be borne by the Lessee.

Article 24. Date of Notifications

All notifications made under this Lease Agreement by registered mail shall be deemed to have been made on the date the registered letter was submitted at the post office, with the date on the receipt serving as valid proof of submission.

Article 25. Advertising

The Lessee may only place advertising of any kind on the Leased Property with the prior written consent of the Lessor, which shall not be unreasonably withheld. If the Lessor refuses, they shall provide reasons and make reasonable efforts to reach a mutual agreement (e.g., by attaching reasonable conditions to the approval). If the Lessee does not receive a response from the Lessor within 30 days of a written, registered request, the advertising shall be deemed approved without conditions.

As an example, the Lessor may condition approval on compliance with requirements regarding size, shape, color, mounting methods, etc.

Before placing any advertising, the Lessee must also provide proof of obtaining any required environmental or other permits, for which the Lessee is solely responsible. If the Lessor grants approval, the Lessee may only install the advertising after submitting proof of insurance confirming waiver of recourse against the Lessor in the event of accidents involving the advertising.

Upon termination of the Lease Agreement, the Lessee shall remove any approved advertising and restore the Leased Property to its original condition.

Article 26. Domicile Election

For all matters relating to this Lease Agreement, the Lessee elects domicile at the Leased Property, effective from the Commencement Date of this Lease Agreement, both during and after the lease term, unless the Lessee explicitly provides a new address after termination of the Lease Agreement.

The Lessor elects domicile at the address stated in the preamble of this Lease Agreement.

Lease agreement INTERVEST NV – GALAPAGOS NV

Article 27. Severability

If one or more clauses of this Lease Agreement are declared null and void, this shall not affect the validity of the remainder of the Lease Agreement.

If one or more clauses are declared null and void, the Parties shall negotiate a new, replacement clause within one month from the date of the nullity declaration. If the Parties fail to reach agreement within this period, either Party shall be entitled to bring the matter before the competent court.

Article 28. Change of Circumstances Not Applicable

The Lessor and Lessee contractually exclude the application of Article 5.74 of the Belgian Civil Code (regarding unforeseen changes in circumstances).

Article 29. Extra-Contractual and Contractual Liability

The Parties expressly agree that their mutual liability shall arise exclusively from the provisions of this Lease Agreement. Therefore, the statutory provisions on extra-contractual liability, as set out in Article 6.3, §1 of the Belgian Civil Code, are expressly excluded between the Parties.

The Lessee acknowledges and agrees that they shall not be entitled to compensation from the Lessor’s auxiliaries based on extra-contractual liability for damage resulting from the non-performance of a contractual obligation by the Lessor. Accordingly, the statutory provisions on extra-contractual liability between the Lessee and the Lessor’s auxiliaries, as set out in Article 6.3, §2 of the Belgian Civil Code, are expressly excluded between the Parties..

Article 30. Corporate Communication

The Lessor may not use the name, trademarks, or logos of the Lessee in any way without the prior written consent of the Lessee. The same obligation applies to the Lessee with respect to the name, trademarks, and logos of the Lessor.

Article 31. Sustainability Clause

The Lessor and Lessee shall share relevant information at least once per year, including:

(ii)	Data on energy consumption (electricity, gas, water) for the past year in the Leased Property and the Building, including consumption levels and the source of the energy;
(iii)	Information on waste produced and disposed of in the Leased Property and the Building during the past year, including waste streams;
(iv)	Any other available information useful for developing and implementing the sustainability policies of both the Lessor and the Lessee.

If the Lessor wishes to implement measures to enhance the sustainability of the Leased Property or the Building, the Lessee shall cooperate, provided such measures do not impose unreasonable costs on the Lessee. The Lessor shall inform the Lessee about the nature and impact of such sustainability measures.

The Lessee shall grant access to the Lessor and their appointees and collaborate with the Lessor to obtain or maintain sustainability certifications (e.g., BREEAM, EPC) for the Leased Property and the Building.

Lease agreement INTERVEST NV – GALAPAGOS NV

If sustainability certifications have been awarded to the Building (e.g., BREEAM, EPC), the Lessee shall not take any actions that could negatively affect the rating assigned to the Building.

Article 32. Data Protection

If and to the extent that the Lessor processes personal data of the Lessee (including the Lessee’s appointees), such processing shall be carried out in accordance with applicable data protection legislation and the Lessor’s privacy policy. This privacy policy is attached to this Lease Agreement as Annex 4. The most recent version is always available at: https://www.intervest.be/nl/privacyverklaring-huurders The Lessor undertakes to inform the Lessee if the privacy policy is updated. The Lessee undertakes to share the privacy policy with their appointees.

Article 33. Dispute Resolution – Governing Law – Jurisdiction

If a dispute arises between the Lessee and the Lessor regarding this Lease Agreement, the Parties shall first attempt to resolve the dispute amicably. The Parties commit to negotiating in good faith and striving for a mutually acceptable solution.

If the Parties fail to resolve the dispute within a reasonable period, with a maximum of 60 days, they shall no longer be bound to pursue amicable resolution and may resort to legal remedies.

This Lease Agreement is governed by Belgian law.

All disputes concerning the validity, interpretation, performance, or termination of this Lease Agreement shall fall exclusively under the jurisdiction of the Justice of the Peace and courts of the judicial district where the Leased Property is located.

Article 34. Annexes

All documents attached to this Lease Agreement shall be deemed to form an integral part of the Lease Agreement and shall have the same legal effect as if they were expressly included in the body of the Lease Agreement.

Article 35. Amendments

This Lease Agreement may only be amended in writing, by means of an addendum signed by both Parties.

***

Lease agreement INTERVEST NV – GALAPAGOS NV

Drawn up in Antwerp, on 09/07/2025, and signed via DocuSign, with each of the Parties acknowledging receipt of their copy, and with one copy submitted for registration.

INTERVEST NV

The Lessor

/s/ Fennec Mgmt BV/S/ KADEGE CONSULT BV

________________________________________________

Fennec Mgmt BV, met als vasteKADEGE CONSULT BV, met als vaste vertegenwoordiger Joël Gorsele, CEOvertegenwoordiger Kevin De Greef, CLO

en lid van het orgaan van dagelijks bestuur	en lid van het orgaan van dagelijks bestuur

GALAPAGOS NV

The Lessee

/s/ Guy Peeters

________________________

Guy Peeters

Senior Vice President Finance

Lease agreement INTERVEST NV – GALAPAGOS NV

Annexes:

1.	Internal Regulations
2.	Demarcation List
3.	Model Bank Guarantee
4.	Privacy Statement – Intervest NV
5.	Office Space Floor Plan
6.	Indoor Parking Plan
7.	Outdoor Parking Plan
A.	Property Description dated 17/04/2019 for Unit 7A
B.	Property Description dated August 2017 for Unit 8A+B

Exhibit 4.79

Annex 1: Internal regulations

Exhibit 4.79

Annex 2: Demarcation list

Exhibit 4.79

Annex 3: Model Bank Guarantee

BANKGARANTIE

Deze bankgarantie wordt verstrekt door ________________________ (Belgische bank) met zetel te__________________________________, hierbij vertegenwoordigd door _____________________

Ten gunste van Intervest NV, Uitbreidingstraat 66 te 2600 Berchem (Antwerpen) (hierna genoemd “de Verhuurder”) in uitvoering van artikel _____ van de huurovereenkomst die op ______________ tussen de Verhuurder en _______________________________ (hierna genoemd "de Huurder"), werd gesloten en waarbij de Verhuurder voor de periode van _________________________ aan de Huurder in huur gaf ______________

MODEL

_____________________ (Bank) erkent een kopie van de voormelde huurovereenkomst te hebben ontvangen.

Deze bankgarantie vormt een onherroepbare, abstracte en onvoorwaardelijke eenzijdige verbintenis waardoor _____________________ (Bank) zich ertoe verbindt, onder de hierna bepaalde voorwaarden, aan de Verhuurder op diens eerste verzoek een bepaalde som te betalen.

De regels m.b.t. de borgtocht en meer bepaald de artikelen 2011 tot 2039 van het oud Burgerlijk Wetboek zijn niet van toepassing op deze bankgarantie.

1.	De ___________________ (Bank) waarborgt ten belope van______________ Euro, zijnde _______ maanden huur, de volledige betaling aan de Verhuurder van alle bedragen die door de Huurder aan de laatste verschuldigd zijn uit hoofde van de hierboven vermelde huurovereenkomst. De bankgarantie dient permanent gelijk te zijn aan ____ maanden huur.

2.	Deze bankgarantie zal geldig blijven tot 6 maanden na het einde van de huur.

3.	Niettegenstaande ieder verzet van de Huurder zal de _____________________ (Bank) de bankgarantie ten gunste van de Verhuurder vrijgeven door betaling aan deze laatste, binnen de vijf werkdagen na ontvangst van diens verzoek tot betaling van alle sommen die door de Huurder aan de Verhuurder verschuldigd zijn.

4.	Het verzoek tot betaling zal aan ________________________ (Bank) moeten worden betekend per aangetekende brief.

5.	________________________ (Bank) verklaart kennis te hebben genomen van de Bijzondere Voorwaarden en artikel 14 Algemene Voorwaarden van de huurovereenkomst m.b.t. de bankgarantie.

6.	De bankgarantie zal niet kunnen worden herroepen zonder het schriftelijk en formeel akkoord van de Verhuurder.

7.	De bankgarantie is uit hoofde van de Verhuurder overdraagbaar aan zijn rechtverkrijgenden.

Exhibit 4.79

Annex 4: Privacy Statement – Intervest NV

Exhibit 4.79

Annex 5: Office space Floor plan

Mechelen Campus – Gebouw T – Verdieping 7

Mechelen Campus – Gebouw T – Verdieping 8A + B

Exhibit 4.79

Annex 6: Indoor parking plan

Exhibit 4.79

Annex 7: Plan Outdoor parking plan

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Mechelen Campus – Buiten parkeerplaatsen

Exhibit 4.79

Annex 8A: Property Description dated 17/04/2019 for Unit 7A

Exhibit 4.79

Annex 8B: Property Description dated August 2017 for Unit 8A+B